Pricing Supplement Dated: May 26, 2009	Rule 424(b)(3)
(To Prospectus Supplement Dated February 26, 2009 to Prospectus Dated May 7, 2008)	File No. 333-150486
Pricing Supplement No. 8

U.S. $1,088,348,000

JOHN DEERE CAPITAL CORPORATION
JDCC CORENOTESSM
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fixed Rate Note CUSIP Number	Price to Public (%)	Price to Purchasing Agent (%)	Fixed Interest Rate per Annum (%)	Interest Payment Frequency	Interest Payment Dates	Survivor’s Option	Stated Maturity Date
24424CAP6	100.000	99.600	2.750	Semi-Annual	June and December 15 of each year, beginning December 15, 2009	YES	June 15, 2011

24424CAQ4	100.000	99.000	4.250	Semi-Annual	June and December 15 of each year, beginning December 15, 2009	YES	June 16, 2014

Redemption Information: Non-Callable

The debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (See “Risk Factors” in our Annual Report on Form 10-K filed with the SEC).

John Deere Capital Corporation	Trade Date: May 29, 2009 Settlement Date: June 3, 2009 Other Terms: None	John Deere Capital Corporation JDCC CoreNotesSM

Agent: Merrill Lynch & Co.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or Merrill Lynch & Co. will arrange to send you the prospectus if you request it by calling Merrill Lynch & Co. at 866-500-5408.

CoreNotesSM is a service mark of Merrill Lynch & Co.